O’Connor,
DuMez, Alia
& McTernan, S.C.
ATTRONEYS AT LAW

John O’Connor Robert I. DuMez Gino M. Alia J. Michael McTernan _______________ Of Counsel: Karin Anderson Riccio Michael R Cholak	February 16, 2007	Legal Assitants: Debbie Gourdoux Beverly Kozerski Donna Nicolazzi Lori Andrea Ann Niccolai Susan Stahl

VIA EMAIL
Stan_p@pacbell.net
& U.S. Mail

Mr. Stanley Paulus
Paulus Construction
601 West Shaw, Suite D
Clovis, California 93612

Re: Pacific Sands, Inc.

Dear Mr. Paulus:

As you know, I represent Pacific Sands, Inc. I have contacted you, but given your failure to respond directly to me, and your statements to my clients, it appears that you wish to handle matters without legal representation.

Therefore, I provide you the following request.

The Company’s records reflect an alleged claim of approximately $105,000 ostensibly owed to you for past services. Upon examination, it is apparent that any sums that may be due to your employment are more than offset by the following alleged items:

1.	Discrepancies between your reported compensation and the actual compensation you received.
2.	Failure to execute the duties of CEO.
3.	Misuse of funds raised by the Company.
4.	Self dealing stock transactions resulting in the dilution of Company value.

1.	Compensation:

On December 1, 1998, the Company issued 705,600 restricted common shares to you for services rendered. The estimated fair market value of these services was $658 however the stock issuance is valued at $639,414.

6633 Green Bay Road    Kenosha, WI  53142    (262) 654-8600    odam-law.com

On August 13, 1999 the Company issued 200,000 restricted common shares to your wife, Rita Paulus, for alleged services rendered. The estimated fair market value of these services was $200, however the stock issuance was valued at $34,000.

On September 13, 2002, the Company issued 3,000,000 shares of restricted stock to you and 750,000 shares of restricted stock to your wife, Rita Paulus. The stock issuance was valued at $187,500.

An apparent cash bonus of $122,500 was granted in 2000 to you for no apparent reason.

The Company can not determine the approval or the reason for any of these transactions. Please provide a detailed response providing the approval of these transactions and the legitimate business reason for each of them.

2.	Failure to execute the duties of CEO including but not limited to:

It appears that you failed to dedicate your full-time attention to the business. It appears that you continued to operate Paulus Construction from the same office as Pacific Sands during your tenure as CEO of Pacific Sands.

It appears that while your construction business was prosperous, you failed to dedicate your efforts to the Company, which in part, resulted in annual revenues during your last year as CEO amounting to less than $50,000 after 7 years of being CEO.

Furthermore, it appears that you failed to reimburse the Company while you were sharing office space and incurring related business expenses that benefited your construction business during your tenure.

Please provide a detailed response including but not limited to: the annual sales and expenses of your construction business, any offices (other than at the Company) that your construction business maintained, any reimbursement to the Company for your use of Company funds by your construction business, and any and all agreements that allowed such an arrangement.

3.	Misuse of Company Funds:

3,700,000 shares were issued to acquire “technical books for resale” when it appears you made no effort to actually sell the books, nor were any sold during the entire time they were in inventory.

Please provide a detailed explanation of this transaction to acquire these technical books, including but not limited to: who received the shares, who was the owner of the books, copies of all contracts and other materials outlining this transaction, and any appraisal or other documentation that supports the value of this transaction.

4.	Self Dealings:

Significant shares were issued at par to management and entities associated with management while the Company was selling shares to private investors at $1 per share. These transactions included but were not limited to:

On July 6, 1997, the Company sold for cash, restricted common stock to its officers and directors as follows: Ermine Trust 3,333,333 shares for $3,333 (while the shares in question were later granted back to you by the Ermine Trust) and 1,666,667 shares to you for $1,667.

Please provide a detailed explanation for these transactions and the approvals that were obtained to allow these to occur.

Finally, the Company has questions regarding the following issues:

a.    The Company was carrying an accounts receivable balance of $235,718.40 for the construction of the Hurriflow Wastewater system. Please provide all details of your efforts made to collect this debt.

b.    Please explain in detail the business judgment used to retain the SEC auditor, Alex D. Domantay, which you hired during your tenure. Furthermore, please explain how you paid him and why.

The Company believes that you owe detailed explanations to the above items and potentially monies far in excess of the amounts you claim you are owed. I look forward to your response so we can amicably resolve these differences in short order.

Very truly yours,

/s/ J. Michael McTernan
J. Michael McTernan